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                                                                    EXHIBIT 10.7


April 2, 1997


Mr. Richard Villante
President, Allied Communication Group
Interpublic G.O.C.
1271 Avenue of the Americas
New York, NY 10020

         RE: INTERPUBLIC GROUP OF COMPANIES/ TEAM ENTERTAINMENT GROUP "COOPERATIVE VENTURE" PROPOSAL

Dear Mr. Villante:

         The following sets forth the terms of the agreement between Interpublic Group of Companies ("IPG") and TEAM Entertainment Group ("TEAM") with respect to the production of a minimum of four (4) pilots over the next one (1) year period:

1. All non-fiction and light entertainment programming (including specials) developed at TEAM will be subject to this agreement.

2.       TEAM will grant IPG a "first-look" right to all new projects.

3. TEAM and IPG will each commit to fund at least two (2) of the pilots during the course of the first year of theagreement. TEAM agrees to fund the initial two (2) pilots, and IPG will fund the latter two (2) pilots within sixty (60) days of TEAM's funding of the second pilot. IPG's obligation to fund will only be contingent on disapproval of subject matter, limited to such matter being unreasonably offensive or inappropriate. In the event that IPG elects not to fund the requisite number of pilots within the term, the rights to the initial two (2) pilots will revert to TEAM.

4. Each one-half (1/2) hour pilot will have a budget not to exceed Fifty Thousand Dollars ($50,000), each one (1) hour pilot will have a budget not to exceed Ninety Thousand Dollars ($90,000) which the parties will respectively contribute towards development and production of each pilot. TEAM will guarantee the budgets for the projects.

5. TEAM will deficit finance any pilot costs in excess of the above-specified limits, up to a cap of Seventy-Five Thousand Dollars ($75,000) per one-half (1/2) hour and One Hundred Twenty-Five Thousand Dollars ($125,000) per one (1) hour.

6. Each project pilot funded by TEAM and IPG will be owned jointly by IPG and TEAM, with net profits to be divided equally between TEAM and IPG in perpetuity, reducible for advertiser participation, down to a floor of thirty-three and one-third percent (33-1/3%) each. Copyright will be held jointly.

7. Subject to series sales to bona fide domestic and international licensees, TEAM and IPG will be equally responsible for funding production dollars for the budgets of such series. If TEAM funds any overages or deficit, TEAM will recoup such funding in first priority.

8. Net profits will be defined as gross revenue less actual costs of the agreed-upon budget of each series, and less TEAM's mutually approved production and distribution fees.

9. Once a finished pilot is delivered to IPG, IPG will agree to use its best efforts to secure an advertising sponsor and broadcast commitment, and assist in merchandising and other exploitation of each project.

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Mr. Richard Villante
April 2, 1997
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10.      TEAM will be responsible for production and creative control.

11. Accounting of net profits in either event will be quarterly during production of a particular series, and annually thereafter. The different pilots/series will not be cross-collateralized.

12. Subject to mutual agreement, this agreement will renew each year, for an additional minimum of four (4) pilots.

13. TEAM will distribute each project worldwide (including the U.S., after the conclusion of the initial domestic end-user license), for a distribution fee of forty percent (40%) including all costs, except foreign language tracks.

14. Separate and apart from this agreement, TEAM and IPG will further cooperate on the development, promotion, placement and production of a two (2) hour "block" of programming for the Animal Planet cable service.

         All other usual and customary terms and conditions for an agreement of this nature will thereafter be included in a long-form version, incorporating the above terms and conditions.

         As Mr. Levin has not yet seen this draft, we must reserve his right to make additional comments.

         Please review the above and if it is acceptable, we will thereafter prepare a version of this letter for counter-signature.

         Thank you very much.

Sincerely,





Eric S. Elias
Business Affairs

ESE:se


AGREED TO AND ACCEPTED:


Allied Communication Group
Interpublic Group of Companies


By:_____________________________
         Richard Villante
Its: